Exhibit 15.2

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celestica Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-113591, 333-88210, 333-71126, 333-66726, 333-63112) and Form F-3 (No. 333-178161) of Celestica Inc. of our report dated March 6, 2014, on the consolidated financial statements of Celestica Inc., which comprise the consolidated balance sheets as at December 31, 2013 and December 31, 2012 and the consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, and our audit report dated March 6, 2014 on the effectiveness of internal control over financial reporting, which reports appear in the annual report on Form 20-F of Celestica Inc. for the fiscal year ended December 31, 2013.

Our report on the consolidated financial statements refers to the adoption by the Company of a new accounting pronouncement related to employee benefits in 2013.

Chartered Professional Accountants, Licensed Public Accountants

March 14, 2014

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.